Woodward Names Gendron to Board of Directors

ROCKFORD, IL -- 07/01/2005 -- Woodward Governor Company (NASDAQ: WGOV) announced today that Mr. Thomas A. Gendron, President and Chief Operating Officer, has been elected as a director of the company and to the position of President and Chief Executive Officer, confirming previously announced plans to succeed Mr. John A. Halbrook as Chief Executive Officer, effective July 1, 2005.

Mr. Gendron becomes the sixth person to lead Woodward in its 135-year history.

"Tom has been the primary architect of our business strategy, which has delivered results and continues to be very successful. Along with his years of experience at Woodward, Tom will be supported by an established team of senior executives as he begins his tenure as CEO," said Halbrook, who will remain as Woodward's Chairman of the Board.

Mr. Gendron has served Woodward for more than 14 years in both the aircraft and industrial businesses, providing leadership in sales, marketing, business development, and product support management.

In September 2002, Mr. Gendron was named Woodward's President and Chief Operating Officer. Previously, he was Vice President, General Manager Industrial Controls. Prior to joining the company, he held positions with Sundstrand Corporation and Thermotron. Mr. Gendron earned his bachelor's degree in engineering from the University of Illinois and his master's degree in business administration from Rockford College.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, power generation, and mobile industrial equipment. The company's innovative control, fuel delivery, and combustion systems help customers worldwide operate cleaner, more reliable, and cost effective equipment. Woodward is headquartered in Rockford, Illinois, and serves global power generation, transportation, process industries, and aerospace markets from locations worldwide. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K/A for the year ended September 30, 2004. Woodward's Form 10-Q for the quarterly period ending June 30, 2005 is expected to be available by August 10, 2005.

Woodward Governor Company
5001 North Second Street
P.O. Box 7001
Rockford, IL 61125-7001
Tel: 815-877-7441
Fax: 815-639-6050

CONTACT:
Rose Briani-Burden
Business Communications
815-639-6282